CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
IFSA Strongman, Inc.
London, England

We hereby consent to the incorporation by reference in this Registration Statement of IFSA Strongman, Inc. on Form S-8, of our report dated April 11, 2006 of our audits of the consolidated financial statements of IFSA Strongman, Inc. and Subsidiary as of December 31, 2005 and for the years ended December 31, 2005 and 2004, which report was included in IFSA Strongman, Inc.'s Form 10-KSB which was filed with the Securities and Exchange Commission on April 17, 2006 and to all references to our firm included in this Registration Statement.



/s/ Bouwhuis, Morrill & Company
Bouwhuis, Morrill & Company
Layton, Utah
June 23, 2006